Press Release
TechnipFMC Announces First Quarter 2022 Results

•Subsea inbound orders of $1.9 billion in the quarter; book-to-bill of 1.5
•Cash and cash equivalents of $1.2 billion
•Completed sale of remaining stake in Technip Energies in April
•Targeting reduction of gross debt of up to $400 million in second quarter

NEWCASTLE & HOUSTON, April 27, 2022 — TechnipFMC plc (NYSE: FTI) today reported first quarter 2022 results.
Summary Financial Results from Continuing Operations
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions, except per share amounts)	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential	Year-over-Year
Revenue	$1,555.8	$1,523.3	$1,632.0	2.1%	(4.7%)
Income (loss)	$(42.3)	$(127.2)	$430.3	n/m	n/m
Diluted earnings (loss) per share	$(0.09)	$(0.28)	$0.95	n/m	n/m

Adjusted EBITDA	$153.5	$130.3	$165.2	17.8%	(7.1%)
Adjusted EBITDA margin	9.9%	8.6%	10.1%	130 bps	(20 bps)
Adjusted income (loss)	$(13.0)	$(55.8)	$(14.5)	n/m	n/m
Adjusted diluted earnings (loss) per share	$(0.03)	$(0.12)	$(0.03)	n/m	n/m

Inbound orders	$2,184.9	$2,106.7	$1,722.1	3.7%	26.9%
Backlog	$8,894.1	$7,657.7	$7,221.4	16.1%	23.2%

Total Company revenue in the first quarter was $1,555.8 million. Loss from continuing operations attributable to TechnipFMC was $42.3 million, or $0.09 per diluted share. These results included after-tax charges and credits totaling $29.3 million of expense, or $0.06 per share, which included the following (Exhibit 6):
•Impairment, restructuring and other charges of $0.8 million; and
•Loss from equity investment in Technip Energies of $28.5 million.
Adjusted loss from continuing operations was $13 million, or $0.03 per diluted share (Exhibit 6).
Adjusted EBITDA, which excludes pre-tax charges and credits, was $153.5 million; adjusted EBITDA margin was 9.9 percent (Exhibit 7). Included in adjusted EBITDA was a foreign exchange gain of $28.4 million.

TechnipFMC.com	Page 1 of 23

Doug Pferdehirt, Chair and CEO of TechnipFMC, stated, “Looking at the first quarter, total Company revenue was $1.6 billion, with adjusted EBITDA of $154 million. Total Company inbound orders were $2.2 billion, driving sequential growth in backlog. With cash and cash equivalents totaling $1.2 billion and our confidence that we will generate strong free cash flow in the second half of the year, we are taking aggressive steps to further reduce debt in the second quarter. This is another important milestone on our path to shareholder distributions.”
Pferdehirt continued, “In Subsea, inbound orders of $1.9 billion increased more than 80 percent when compared to the fourth quarter, resulting in a book-to-bill of 1.5. We announced two awards in the period, including our first iEPCI™ project with Wintershall Dea for the Maria field. The breadth of operators and regional diversification was particularly notable in the quarter, with projects from more than 30 clients across all major offshore basins. We continue to anticipate Subsea order growth of up to 30 percent in 2022, with iEPCI™, direct awards and Subsea services together approaching 75 percent of total inbound.”
“Surface Technologies inbound orders were $291 million, with a book-to-bill above 1.0, driven by strength in the U.S. market. North American sales and profitability grew sequentially, driven by increased drilling and completion activity and an improved pricing environment. Outside of North America, we are investing in new manufacturing capacity in Saudi Arabia to support the strong Middle East outlook. We are now undergoing final production testing and expect final certification of the facility by the end of the second quarter, at which time we anticipate an acceleration of orders in-country. We remain confident in meeting our full-year expectations.”
Pferdehirt added, “First quarter results demonstrated our ability to effectively navigate the ongoing challenges facing the global supply chain. While not immune to the market dislocations, we have taken many strategic actions over the last several years that have mitigated the near-term effects on our Company. Our internal efforts to drive simplification, standardization and industrialization are also transforming our supply chain.”
Pferdehirt concluded, “We are in the midst of a multi-year upcycle for oil and gas investment. Our Subsea Opportunity List highlights this very robust market outlook, representing an opportunity set of larger projects that totals more than $20 billion in potential industry awards over the next 24 months. In the current environment, we are also experiencing improvements in pricing and contractual arrangements that more appropriately balance the terms and conditions needed to support this growth.”

TechnipFMC.com	Page 2 of 23

Operational and Financial Highlights

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential	Year-over-Year
Revenue	$1,289.1	$1,236.2	$1,386.5	4.3%	(7.0%)
Operating profit	$54.0	$8.5	$37.0	535.3%	45.9%
Adjusted EBITDA	$129.0	$123.6	$135.1	4.4%	(4.5%)
Adjusted EBITDA margin	10.0%	10.0%	9.7%	0 bps	30 bps

Inbound orders	$1,893.6	$1,034.8	$1,518.8	83.0%	24.7%
Backlog[1,2,3]	$7,741.3	$6,533.0	$6,857.1	18.5%	12.9%

Estimated Consolidated Backlog Scheduling (In millions)	Mar. 31, 2022
2022 (9 months)	$2,933
2023	$2,880
2024 and beyond	$1,928
Total	$7,741
[1] Backlog in the period was increased by a foreign exchange impact of $596 million.
[2] Backlog does not capture all revenue potential for Subsea Services.
[3] Backlog does not include total Company non-consolidated backlog of $550 million.

Subsea reported first quarter revenue of $1,289.1 million, an increase of 4.3 percent from the fourth quarter. Revenue increased sequentially primarily due to higher project activity in Australia, North America and Asia, partially offset by reduced activity in Africa. Subsea services revenue was largely unchanged from the fourth quarter due to the seasonal impact of weather in both periods.
Subsea reported an operating profit of $54 million. Sequentially, operating results increased largely due to a $39.8 million reduction in impairment, restructuring and other charges and credits.
Subsea reported adjusted EBITDA of $129 million. Adjusted EBITDA increased 4.4 percent when compared to the fourth quarter, broadly in-line with the sequential increase in revenue. Adjusted EBITDA margin was unchanged at 10 percent.

TechnipFMC.com	Page 3 of 23

Subsea inbound orders were $1,893.6 million for the quarter. Book-to-bill in the period was 1.5. The following awards were included in the period:
•Petrobras Búzios 6 Field Project (Brazil)
Large* subsea Engineering, Procurement, Construction and Installation (EPCI) contract by Petrobras for its Búzios 6 field (module 7), a greenfield development in the pre-salt area. The contract covers flexible and rigid pipe, umbilicals, pipeline end terminals, rigid jumpers, umbilical termination assemblies and a mooring system. The flexible pipe, umbilicals and subsea structures, as well as some of the rigid pipe, will be manufactured in Brazil using skills and competencies the Company has developed in-country, while minimizing the carbon footprint associated with transportation and installation. The project will also utilize our established and qualified Brazilian supply chain.
*A “large” contract ranges between $500 million and $1 billion.
•Wintershall Dea Maria iEPCI™ Project (Norway)
Significant* integrated Engineering, Procurement, Construction, and Installation (iEPCI™) contract by Wintershall Dea Norge AS for its Maria revitalization project. The project will boost production at the existing Maria field in the Norwegian Continental Shelf. The contract includes subsea trees, spools, jumpers, and flexible pipes. The revitalization project will tie in an additional lightweight six-slot integrated template structure (ITS). The two existing templates in the Maria field are part of TechnipFMC’s installed base and began production in 2017.
*A “significant” contract ranges between $75 million and $250 million.

Additionally, we secured the following frame agreement in the period:

•TotalEnergies Frame Agreement for Subsea 2.0™ Production Systems (Angola)
Frame Agreement with TotalEnergies to supply subsea production systems for brownfield developments in Block 17 in Angola. Subsea 2.0™ products use standardized components that are pre-engineered and qualified, which allows equipment to be rapidly configured according to each project’s specific requirements. This optimizes the engineering, supply chain, and manufacturing processes, thus reducing the time to first production.

TechnipFMC.com	Page 4 of 23

Energy Transition Highlights

•Magnora Offshore Wind signs Option to Lease Agreement with the Crown Estate Scotland for the ScotWind N3 area
Magnora Offshore Wind AS signed the Option to Lease Agreement with the Crown Estate Scotland for the ScotWind N3 area, securing exclusivity for the development of the N3 project.
The project area N3 is situated in the north-western part of Scotland, 40 kilometers offshore Western Isles. The Option to Lease Agreement covers an area of 103 square kilometers in water depths of 106 to 125 meters. The project plans to install 33 floating wind turbines, each with a capacity of 15MW, totaling a wind farm capacity of 495MW.
~~•~~Shell Collaboration
TechnipFMC and Shell have signed an agreement to explore synergies with a shared goal of enabling offshore renewable energy generation and reducing total CO2 emissions. This is another example of how our long-standing partnerships extend to all areas of our business.

TechnipFMC.com	Page 5 of 23

Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential	Year-over-Year
Revenue	$266.7	$287.1	$245.5	(7.1%)	8.6%
Operating profit	$3.7	$8.8	$8.2	(58.0%)	(54.9%)
Adjusted EBITDA	$22.0	$28.9	$26.9	(23.9%)	(18.2%)
Adjusted EBITDA margin	8.2%	10.1%	11.0%	(190 bps)	(280 bps)

Inbound orders	$291.3	$1,071.9	$203.3	(72.8%)	43.3%
Backlog	$1,152.8	$1,124.7	$364.3	2.5%	216.4%

Surface Technologies reported first quarter revenue of $266.7 million, a decrease of 7.1 percent from the fourth quarter. Revenue decreased sequentially primarily due to lower international activity resulting from the Company’s transition to a new manufacturing facility in Saudi Arabia. The decline in segment revenue was partially offset by growth in North America which benefited from the continued increase in drilling and completion activity.
Surface Technologies reported operating profit of $3.7 million. Sequentially, operating profit decreased primarily due to lower international revenue and the impacts of the manufacturing transition. Operating profit in North America increased sequentially due to higher activity and an improved pricing environment. Operating results also benefited sequentially from lower restructuring, impairment and other charges which totaled $1.6 million in the period.
Surface Technologies reported adjusted EBITDA of $22 million. Adjusted EBITDA decreased 23.9 percent when compared to the fourth quarter. Results were negatively impacted by lower international revenue and the impacts of the manufacturing transition, partially offset by higher activity and an improving pricing environment in North America. Adjusted EBITDA margin decreased 190 basis points to 8.2 percent.
Inbound orders for the quarter were $291.3 million, a decrease of 72.8 percent sequentially. Book-to-bill was 1.1 in the period. Inbound orders decreased sequentially as the fourth quarter benefited from the award of a multi-year framework agreement from Abu Dhabi National Oil Company.
Backlog ended the period at $1,152.8 million. Given the short-cycle nature of the business, orders are generally converted into revenue within twelve months.

TechnipFMC.com	Page 6 of 23

Corporate and Other Items (three months ended, March 31, 2022)
Corporate expense was $29.5 million. Excluding charges and credits totaling $2.8 million of expense, corporate expense was $26.7 million.
Foreign exchange gain was $28.4 million.
Net interest expense was $33.9 million and is expected to decline during the year as the Company achieves its stated objective to reduce gross debt.
The provision for income taxes was $28.5 million.
Total depreciation and amortization was $95.9 million.
Cash required by operating activities from continuing operations was $329.4 million. Capital expenditures were $27.3 million. Free cash flow from continuing operations was $(356.7) million (Exhibit 9).
The Company ended the period with cash and cash equivalents of $1,203 million; net debt was $802.1 million (Exhibit 8).
On April 20, 2022, the Company announced that it has commenced a tender offer for $320 million of its outstanding 6.500% Senior Notes due February 1, 2026.
The Company intends to reduce gross debt by up to $400 million in the second quarter. This includes the retirement of €150 million of debt due in June 2022.

Investment in Technip Energies
The Company completed the partial spin-off of Technip Energies on February 16, 2021. Financial results for Technip Energies are reported as discontinued operations. The Company’s investment in Technip Energies is reflected in current assets at market value.
During the first quarter, the Company sold 17.8 million Technip Energies shares for total proceeds of $238.5 million. As of March 31, 2022, we retained 2.2% ownership of Technip Energies’ issued and outstanding share capital.

In April 2022, we sold the remaining 4 million Technip Energies shares for total proceeds of $49.9 million.

Following the distribution of the majority stake, the Company retained ownership of 49.9% of Technip Energies’ outstanding shares. The Company fully exited its position for total proceeds of $1,189.4 million.

TechnipFMC.com	Page 7 of 23

Additional items
On January 10, 2022, the Company announced that following a comprehensive review of its strategic objectives, it would proceed with the voluntary delisting of its shares from Euronext Paris. The delisting was completed on February 18, 2022.
The Company’s shares remain listed on the New York Stock Exchange under the symbol “FTI”.

TechnipFMC.com	Page 8 of 23

2022 Full-Year Financial Guidance1
The Company’s full-year guidance for 2022 can be found in the table below. No updates were made to the previous guidance that was issued on February 23, 2022.
All segment guidance assumes no further material degradation from COVID-19-related impacts. Guidance is based on continuing operations and thus excludes the impact of Technip Energies, which is reported as discontinued operations.

2022 Guidance (As of February 23, 2022)

Subsea	Surface Technologies
Revenue in a range of $5.2 - 5.6 billion	Revenue in a range of $1,150 - 1,300 million

EBITDA margin in a range of 11 - 12% (excluding charges and credits)	EBITDA margin in a range of 11 - 13% (excluding charges and credits)

TechnipFMC
Corporate expense, net $100 - 110 million
(includes depreciation and amortization of ~$5 million)

Net interest expense $105 - 115 million

Tax provision, as reported $100 - 110 million

Capital expenditures approximately $230 million

Free cash flow $100 - 250 million

1 Our guidance measures adjusted EBITDA margin, corporate expense, net, net interest expense and free cash flow are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

TechnipFMC.com	Page 9 of 23

Teleconference
The Company will host a teleconference on Thursday, April 28, 2022 to discuss the first quarter 2022 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Webcast access and an accompanying presentation can be found at www.TechnipFMC.com.
An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

TechnipFMC.com	Page 10 of 23

###
About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statement usually relate to future events and anticipated revenues, earnings, cash flows, or other aspects of our operations or operating results. Forward-looking statements are often identified by words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs, and assumptions concerning future developments and business conditions and their potential effect on us. While management believes these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including unpredictable trends in the demand for and price of crude oil and natural gas; competition and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation; the COVID-19 pandemic and its impact on the demand for our products and services; our inability to develop, implement and protect new technologies and services; the cumulative loss of major contracts, customers or alliances; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; the refusal of DTC and Euroclear to act as depository and clearing agencies for our shares; the United Kingdom’s withdrawal from the European Union; the impact of our existing and future indebtedness and the restrictions on our operations by terms of the agreements governing our existing indebtedness; the risks caused by our acquisition and divestiture activities; the risks caused by fixed-price contracts; any delays and cost overruns of new capital asset construction projects for vessels and manufacturing facilities; our failure to deliver our backlog; our reliance on subcontractors, suppliers and our joint venture partners; a failure or breach of our IT infrastructure or that of our subcontractors, suppliers or joint venture partners, including as a result of cyber-attacks; the risks of pirates endangering our maritime employees and assets; potential liabilities inherent in the industries in which we operate or have operated; our failure to comply with numerous laws and regulations, including those related to environmental protection, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, taxation, privacy, data protection and data

TechnipFMC.com	Page 11 of 23

security; the additional restrictions on dividend payouts or share repurchases as an English public limited company; uninsured claims and litigation against us, including intellectual property litigation; tax laws, treaties and regulations and any unfavorable findings by relevant tax authorities; the uncertainties related to the anticipated benefits or our future liabilities in connection with the spin-off of Technip Energies (the “Spin-off”); any negative changes in Technip Energies’ results of operations, cash flows and financial position, which impact the value of our remaining investment therein; potential departure of our key managers and employees; adverse seasonal and weather conditions and unfavorable currency exchange rate and risk in connection with our defined benefit pension plan commitments and other risks as discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Part II, Item 1A, “Risk Factors” of our subsequently filed Quarterly Reports on Form 10-Q.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Vice President, Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Senior Manager, Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations Nicola Cameron Vice President, Corporate Communications Tel: +44 383 742 297 Email: Nicola Cameron Catie Tuley Director, Public Relations Tel: +1 281 591 5405 Email: Catie Tuley

TechnipFMC.com	Page 12 of 23

Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Revenue	$1,555.8	$1,523.3	$1,632.0
Costs and expenses	1,545.4	1,559.1	1,630.8
	10.4	(35.8)	1.2

Other (expense) income, net	46.2	28.0	43.3
Income (loss) from investment in Technip Energies	(28.5)	(29.6)	470.1

Income (loss) before net interest expense and income taxes	28.1	(37.4)	514.6
Net interest expense	(33.9)	(34.3)	(34.5)
Loss on early extinguishment of debt	—	(22.4)	(23.5)

Income (loss) before income taxes	(5.8)	(94.1)	456.6
Provision for income taxes	28.5	39.4	24.5

Income (loss) from continuing operations	(34.3)	(133.5)	432.1
(Income) loss from continuing operations attributable to non-controlling interests	(8.0)	6.3	(1.8)
Income (loss) from continuing operations attributable to TechnipFMC plc	(42.3)	(127.2)	430.3

Loss from discontinued operations	(19.4)	(28.5)	(60.2)
Income from discontinued operations attributable to non-controlling interests	—	—	(1.9)
Net income (loss) attributable to TechnipFMC plc	$(61.7)	$(155.7)	$368.2

Earnings (loss) per share from continuing operations
Basic	$(0.09)	$(0.28)	$0.96
Diluted	$(0.09)	$(0.28)	$0.95

Loss per share from discontinued operations
Basic and diluted	$(0.04)	$(0.06)	$(0.14)

Earnings (loss) per share attributable to TechnipFMC plc
Basic	$(0.13)	$(0.35)	$0.82
Diluted	$(0.13)	$(0.35)	$0.81

Weighted average shares outstanding:
Basic	451.1	450.5	449.7
Diluted	451.1	450.5	451.1

TechnipFMC.com	Page 13 of 23

Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Revenue

Subsea	$1,289.1	$1,236.2	$1,386.5
Surface Technologies	266.7	287.1	245.5
	$1,555.8	$1,523.3	$1,632.0

Income (loss) before income taxes

Segment operating profit
Subsea	$54.0	$8.5	$37.0
Surface Technologies	3.7	8.8	8.2
Total segment operating profit	57.7	17.3	45.2

Corporate items
Corporate expense (1)	$(29.5)	$(29.7)	$(28.8)
Net interest expense and loss on early extinguishment of debt	(33.9)	(56.7)	(58.0)
Income (loss) from investment in Technip Energies	(28.5)	(29.6)	470.1
Foreign exchange gains	28.4	4.6	28.1
Total corporate items	(63.5)	(111.4)	411.4

Income (loss) before income taxes (2)	$(5.8)	$(94.1)	$456.6

(1)    Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, and other employee benefits.
(2)    Includes amounts attributable to non-controlling interests.

TechnipFMC.com	Page 14 of 23

Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended
Inbound Orders (1)	March 31,	December 31,	March 31,
	2022	2021	2021

Subsea	$1,893.6	$1,034.8	$1,518.8
Surface Technologies	291.3	$1,071.9	203.3
Total inbound orders	$2,184.9	$2,106.7	$1,722.1

Order Backlog (2)	March 31, 2022	December 31, 2021	March 31, 2021

Subsea	$7,741.3	$6,533.0	$6,857.1
Surface Technologies	1,152.8	1,124.7	364.3
Total order backlog	$8,894.1	$7,657.7	$7,221.4

(1)    Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2)    Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

TechnipFMC.com	Page 15 of 23

Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	March 31, 2022	December 31, 2021

Cash and cash equivalents	$1,203.0	$1,327.4
Trade receivables, net	1,020.8	911.9
Contract assets	983.4	966.0
Inventories, net	1,074.4	1,031.9
Other current assets	908.2	787.0
Investment in Technip Energies	49.1	317.3
Total current assets	5,238.9	5,341.5

Property, plant and equipment, net	2,570.0	2,597.2
Intangible assets, net	788.4	813.7
Other assets	1,481.7	1,267.7
Total assets	$10,079.0	$10,020.1

Short-term debt and current portion of long-term debt	$281.8	$277.6
Accounts payable, trade	1,283.6	1,294.3
Contract liabilities	834.7	1,012.9
Other current liabilities	1,274.7	1,267.0
Total current liabilities	3,674.8	3,851.8

Long-term debt, less current portion	1,723.3	1,727.3
Other liabilities	1,190.5	1,022.6
TechnipFMC plc stockholders’ equity	3,466.3	3,402.7
Non-controlling interests	24.1	15.7
Total liabilities and equity	$10,079.0	$10,020.1

TechnipFMC.com	Page 16 of 23

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

(In millions)	Three Months Ended March 31,
	2022	2021
Cash provided (required) by operating activities
Net income (loss)	$(53.7)	$371.9
Net loss from discontinued operations	19.4	60.2
Adjustments to reconcile income (loss) from continuing operations to cash provided (required) by operating activities
Depreciation and amortization	95.9	95.2
Impairments	1.1	18.8
Employee benefit plan and share-based compensation costs	7.9	4.7
Deferred income tax provision (benefit), net	23.0	(31.9)
(Income) loss from investment in Technip Energies	28.5	(470.1)
Unrealized loss (gain) on derivative instruments and foreign exchange	13.0	(5.5)
Income from equity affiliates, net of dividends received	(5.4)	(7.7)
Loss on early extinguishment of debt	—	23.5
Other	8.7	(0.1)
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	(64.4)	(165.6)
Inventories, net	(15.9)	66.0
Accounts payable, trade	(26.9)	84.8
Contract liabilities	(183.5)	(132.9)
Income taxes payable, net	1.8	165.3
Other current assets and liabilities, net	(161.0)	100.7
Other non-current assets and liabilities, net	(17.9)	4.2
Cash provided (required) by operating activities from continuing operations	(329.4)	181.5
Cash provided by operating activities from discontinued operations	—	66.3
Cash provided (required) by operating activities	(329.4)	247.8

Cash provided (required) by investing activities
Capital expenditures	(27.3)	(44.2)
Proceeds from redemption of debt securities	0.5	24.2
Proceeds from sale of investment in Technip Energies	238.5	100.0
Advances from BPI	—	100.0
Proceeds from repayment of advances to joint venture	—	12.5
Other	(8.0)	4.4
Cash provided by investing activities from continuing operations	203.7	196.9
Cash required by investing activities from discontinued operations	—	(4.5)
Cash provided by investing activities	203.7	192.4

Cash required by financing activities
Net change in short-term debt	(8.0)	6.2
Net decrease in commercial paper	—	(953.1)
Net decrease in revolving credit facility	—	200.0
Proceeds from issuance of long-term debt	—	1,000.0
Repayments of long-term debt	—	(1,065.8)
Payments for debt issuance costs	—	(53.5)
Other	(5.1)	(0.4)
Cash required by financing activities from continuing operations	(13.1)	(866.6)
Cash required by financing activities from discontinued operations	—	(3,617.7)
Cash required by financing activities	(13.1)	(4,484.3)
Effect of changes in foreign exchange rates on cash and cash equivalents	14.4	(10.9)
Change in cash and cash equivalents	(124.4)	(4,055.0)
Cash and cash equivalents, beginning of period	1,327.4	4,807.8
Cash and cash equivalents, end of period	$1,203.0	$752.8

TechnipFMC.com	Page 17 of 23

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the first quarter 2022 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2021 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	March 31, 2022
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(42.3)	$8.0	$28.5	$33.9	$28.1	$95.9	$124.0

Charges and (credits):
Impairment and other charges	1.1	—	—	—	1.1	—	1.1
Restructuring and other charges	(0.3)	—	0.2	—	(0.1)	—	(0.1)
Loss from investment in Technip Energies	28.5	—	—	—	28.5	—	28.5
Adjusted financial measures	$(13.0)	$8.0	$28.7	$33.9	$57.6	$95.9	$153.5

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.09)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.03)

TechnipFMC.com	Page 18 of 23

	Three Months Ended
	December 31, 2021
	Loss from continuing operations attributable to TechnipFMC plc	Loss attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(127.2)	$(6.3)	$39.4	$56.7	$(37.4)	$95.7	$58.3

Charges and (credits):
Impairment and other charges	28.2	—	—	—	28.2	—	28.2
Restructuring and other charges	13.6	—	0.6	—	14.2	—	14.2
Loss from investment in Technip Energies	29.6	—	—	—	29.6	—	29.6
Adjusted financial measures	$(55.8)	$(6.3)	$40.0	$56.7	$34.6	$95.7	$130.3

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.28)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.12)

	Three Months Ended
	March 31, 2021
	Income (loss) from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$430.3	$1.8	$24.5	$58.0	$514.6	$95.2	$609.8

Charges and (credits):
Impairment and other charges	18.8	—	—	—	18.8	—	18.8
Restructuring and other charges	6.5	—	0.2	—	6.7	—	6.7
Income from Investment in Technip Energies	(470.1)	—	—	—	(470.1)	—	(470.1)
Adjusted financial measures	$(14.5)	$1.8	$24.7	$58.0	$70.0	$95.2	$165.2

Diluted earnings per share from continuing operations attributable to TechnipFMC plc, as reported	$0.95
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.03)

TechnipFMC.com	Page 19 of 23

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2022
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,289.1	$266.7	$—	$—	$1,555.8

Operating profit (loss), as reported (pre-tax)	$54.0	$3.7	$(29.5)	$(0.1)	$28.1

Charges and (credits):
Impairment and other charges	—	1.1	—	—	1.1
Restructuring and other charges	(3.4)	0.5	2.8	—	(0.1)
Loss from investment in Technip Energies	—	—	—	28.5	28.5
Subtotal	(3.4)	1.6	2.8	28.5	29.5

Adjusted Operating profit (loss)	50.6	5.3	(26.7)	28.4	57.6

Depreciation and amortization	78.4	16.7	0.8	—	95.9

Adjusted EBITDA	$129.0	$22.0	$(25.9)	$28.4	$153.5

Operating profit margin, as reported	4.2%	1.4%			1.8%

Adjusted Operating profit margin	3.9%	2.0%			3.7%

Adjusted EBITDA margin	10.0%	8.2%			9.9%

	Three Months Ended
	December 31, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,236.2	$287.1	$—	$—	$1,523.3

Operating profit (loss), as reported (pre-tax)	$8.5	$8.8	$(29.7)	$(25.0)	$(37.4)

Charges and (credits):
Impairment and other charges	26.6	1.6	—	—	28.2
Restructuring and other charges	9.8	2.2	2.2	—	14.2
Loss from investment in Technip Energies	—	—	—	29.6	29.6
Subtotal	36.4	3.8	2.2	29.6	72.0

Adjusted Operating profit (loss)	44.9	12.6	(27.5)	4.6	34.6

Depreciation and amortization	78.7	16.3	0.7	—	95.7

Adjusted EBITDA	$123.6	$28.9	$(26.8)	$4.6	$130.3

Operating profit margin, as reported	0.7%	3.1%			-2.5%

Adjusted Operating profit margin	3.6%	4.4%			2.3%

Adjusted EBITDA margin	10.0%	10.1%			8.6%

TechnipFMC.com	Page 20 of 23

	Three Months Ended
	March 31, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,386.5	$245.5	$—	$—	$1,632.0

Operating loss, as reported (pre-tax)	$37.0	$8.2	$(28.8)	$498.2	$514.6

Charges and (credits):
Impairment and other charges	15.7	0.1	3.0	—	18.8
Restructuring and other charges	4.0	2.7	—	—	6.7
Income from investment in Technip Energies	—	—	—	(470.1)	(470.1)
Subtotal	19.7	2.8	3.0	(470.1)	(444.6)

Adjusted Operating profit (loss)	56.7	11.0	(25.8)	28.1	70.0

Depreciation and amortization	78.4	15.9	0.9	—	95.2

Adjusted EBITDA	$135.1	$26.9	$(24.9)	$28.1	$165.2

Operating profit margin, as reported	2.7%	3.3%			31.5%

Adjusted Operating profit margin	4.1%	4.5%			4.3%

Adjusted EBITDA margin	9.7%	11.0%			10.1%

TechnipFMC.com	Page 21 of 23

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	March 31, 2022	December 31, 2021	March 31, 2021
Cash and cash equivalents	$1,203.0	$1,327.4	$752.8
Short-term debt and current portion of long-term debt	(281.8)	(277.6)	(96.8)
Long-term debt, less current portion	(1,723.3)	(1,727.3)	(2,434.3)
Net debt	$(802.1)	$(677.5)	$(1,778.3)

Net (debt) cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 22 of 23

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended March 31,
	2022	2021
Cash provided (required) by operating activities from continuing operations	$(329.4)	$181.5
Capital expenditures	(27.3)	(44.2)
Free cash flow (deficit) from continuing operations	$(356.7)	$137.3

Free cash flow (deficit) from continuing operations, is a non-GAAP financial measure and is defined as cash provided by operating activities less capital expenditures. Management uses this non-GAAP financial measure to evaluate our financial condition. We believe from continuing operations, free cash flow (deficit) from continuing operations is a meaningful financial measure that may assist investors in understanding our financial condition and results of operations.

TechnipFMC.com	Page 23 of 23